Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-249316 and 333-251958) and Form S-8 (Nos. 333-249313 and 333-238582) of Summit Therapeutics Inc. of our report dated March 17, 2022 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Boston, MA
March 17, 2022